Exhibit 3.22

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.             Name of Limited Liability Company: Cellu Tissue - Hauppauge, LLC.

2.             The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the Limited Liability Company is Cellu Tissue - Long Island, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of April, A.D. 2009.

By:	/s/ Michael Newell
Michael Newell
Authorized Person